SCHEDULE FOR COMPUTATION OF PERFORMANCE CALCULATIONS
The 30-DAY YIELD is calculated according to the methods prescribed in Form N-1A Item 22(b)(ii).
          30-Day Total Net Income
30-Day Yield = 2<UNDEF>(--------------------------------------------------)
+ 1)6 - 1<UNDEF>
  (30-Day Average Shares Outstanding)(Prior Day Price)

      Name:  Fidelity Advisor  StrategA. Pay Date     E. Original SharesI. CG Short   M. Cap Gain Shares   Q. Cap Gains

                                                                                                              rec'd in Cash

      Notes:                          B. X-Date       F. Total Value    J. NAV        N. Cap Gain Value    R. Cost of

                                                                                                              reinvest'd

                                                                                                              Distributions

      Load:  0.9525                   C. Reinvest NAV G. Dividends      K. Div Shares O. Total Value

          Redempt                         D. Monthend H. CG Long        L. Dividend VaP. Divs rec'd in Cash

      FiscYea31-Dec



         A B      C        D        E        F        G      H     I    J    K    L   M    N      O    P    Q      R



                 1.00  31-Oct-94 1000.000 10000.00                    10.00                    10000

                 1.00     Nov-94 1000.000 10010.00 0.040155           10.01   4   40   0    0  10050   40    0     40

                 1.00     Dec-94 1000.000  9920.00 0.057412            9.92  10   97   0    0  10017   98    0     98

                 1.00     Jan-95 1000.000  9970.00 0.060679            9.97  16  159   0    0  10129  158    0    159

                 1.00     Feb-95 1000.000 10150.00 0.055484           10.15  22  218   0    0  10368  214    0    215

                 1.00     Mar-95 1000.000 10230.00 0.067272           10.23  28  289   0    0  10519  281    0    284

                 1.00     Apr-95 1000.000 10550.00 0.063774           10.55  34  363   0    0  10913  345    0    350

                 1.00     May-95 1000.000 10880.00 0.067047           10.88  41  444   0    0  11324  412    0    419

                 1.00     Jun-95 1000.000 10870.00 0.065644           10.87  47  512   0    0  11382  477    0    487

                 1.00     Jul-95 1000.000 10890.00 0.067330           10.89  54  584   0    0  11474  545    0    558

                 1.00     Aug-95 1000.000 10840.00 0.067222           10.84  60  652   0    0  11492  612    0    629

                 1.00     Sep-95 1000.000 10970.00 0.063017           10.97  66  726   0    0  11696  675    0    696

                 1.00     Oct-95 1000.000 11030.00 0.067339           11.03  73  802   0    0  11832  742    0    767

                 1.00     Nov-95 1000.000 11090.00 0.063189           11.09  79  874   0    0  11964  806    0    835

        22-Dec  10.98     Dec-95 1000.000 11000.00 0.098026 0.00 0.23 11.00  89  975  23  249  12224  904  230   1189
